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                                                                    Exhibit 99.2

      CuraGen Raises $125 Million from the Sale of Convertible Debentures

New Haven, CT - January 28, 2000 - CuraGen Corporation (NASDAQ: CRGN), a genomics based drug discovery and development company, announced today that it has entered into a purchase agreement providing for the sale to certain initial purchasers of $125 million aggregate principal amount of convertible subordinated debentures ($150 million if the over-allotment option is exercised in full). The debentures, which will be issued on February 2, 2000, will be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and to non-U.S. persons outside the United States under Regulation S under the Securities Act.

Interest on the debentures will accrue at a rate of 6% per year, subject to adjustment in certain circumstances. The debentures will mature in 2007 and are convertible into shares of CuraGen common stock at a conversion price of $127.6550 per share, subject to adjustment in certain circumstances.

CuraGen intends to use the net proceeds from the sale of the debentures for general corporate purposes including its internal discovery and development programs and the development of new technologies. This offering is subject to certain market conditions and other factors.

Initially, the debentures will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements. CuraGen has agreed to file a shelf registration statement for the debentures and the common stock issuable upon conversion of the debentures within 90 days of the issuance of the debentures.

CuraGen Corporation is advancing the discovery and development of pharmaceutical and life science products through the systematic application of genomics. CuraGen's fully integrated, Internet-based genomics technologies, services, and information systems are designed to rapidly generate comprehensive information about genes, human genetic variations, gene expression, biological pathways, and potential products that affect these pathways. CuraGen's strategic collaborators include Abgenix, Inc., Biogen, Inc., COR Therapeutics, Inc., Genentech, Inc., Glaxo Wellcome, Inc., Hoffmann-La Roche, Inc., Pioneer Hi-Bred International, Inc. and Roche Vitamins, Inc. CuraGen employs approximately 300 people and is headquartered in New Haven, CT. Additional information about CuraGen is available at www.curagen.com.
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This release may contain forward-looking statements that are subject to certain risks and uncertainties, including the Company's ability to successfully enhance and develop its technologies. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including but not limited to, the following: the Company's early stage of development, technological uncertainty and product development risks, uncertainty of additional funding, reliance on research collaborations, competition, the Company's ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights.